Galena Biopharma Reports First Quarter 2017 Financial Results

San Ramon, California, May 10, 2017- Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing hematology and oncology therapeutics that address unmet medical needs, today reported its financial results for the quarter ended March 31, 2017.

“In the first quarter of 2017, we initiated a strategic assessment of Galena to examine a variety of options for optimizing value for the Company and our shareholders,” said Stephen F. Ghiglieri, Interim Chief Executive Officer and Chief Financial Officer. “As announced, we hired Canaccord Genuity to assist us in the process, and we are now actively exploring several potential opportunities, from monetizing some or all of our clinical development programs through a license or sale of the assets, to a complete transformation of the Company via a sale, merger, reverse merger, or business combination with another company, as well as combinations of these strategies.”

“As we pursue potential strategic options for Galena, we are also striving to remove outstanding challenges facing the organization. We are pleased that we have put two significant legal issues behind us through the announced resolution with the Securities and Exchange Commission, and we have also reached an oral agreement in principle with the U.S. Attorney’s Office for the District of New Jersey (USAO NJ) and the Department of Justice (DOJ) for a non-criminal resolution and civil payment. The resolution of these matters will significantly reduce the associated litigation expenses as we continue to conserve working capital, and it also removes a significant distraction to the Company, allowing the management team to focus our efforts and resources on executing a positive outcome to the strategic review process,” added Mr. Ghiglieri.

Mr. Ghiglieri concluded, “Over the last few months, our clinical programs brought additional positive news to the Company. We obtained positive recommendations from the data safety monitoring board for continuation of both NeuVax™ (nelipepimut-S) investigator-sponsored breast cancer combination trials with trastuzumab, and we look forward to completion of enrollment in those trials and the interim efficacy readout from the HER2 1+/2+ trial late this year. We also had two positive data presentations at major medical conferences: one on the interim safety data for NeuVax in our HER2 3+ trial, and the second on the final results from the GALE-301 (E39) Phase 1/2a clinical trial. Our clinical team also continues work to prepare our GALE-401 asset for initiation of a Phase 3 trial in essential thrombocythemia with a current goal of enabling enrollment of the first patient late this year.”

FINANCIAL REVIEW

Operations

During the three months ended March 31, 2017, operating loss was $5.1 million, including $0.2 million in non-cash stock-based compensation, compared to $9.0 million, including $0.7 million in non-cash stock-based compensation for the same period in 2016. Galena’s development programs and general and administrative expenses are classified as continuing operations. Loss from continuing operations was $2.3 million for the first quarter of 2017, or $0.09 per basic and diluted share, including $2.8 million of non-operating income; compared to $13.1 million for the first quarter of 2016, or $1.46 per basic and diluted share, including $4.1 million of non-operating expense.
Net non-operating income (expense) is primarily driven by changes in the estimated fair value of warrants accounted for as liabilities and the contingent purchase price liability that are reflected as non-cash gains and losses in the consolidated financial statements. Net non-operating income (expense) can be broken down as follows:

•
$3.9 million gain for the first quarter of 2017 due to the significant decrease in the estimated fair value of warrants accounted for as liabilities compared to a $3.9 million loss during the same period in 2016.

•	$1.0 million of interest expense for the first quarter of 2017 compared to $0.1 million of interest expense during the same period in 2016.

•	$0.1 million loss in the first quarter of 2017 due to the increase in the contingent purchase price liability related to NeuVax compared to a $0.2 million loss during the same period in 2016.

Loss from discontinued operations from Galena's former commercial business for the first quarter of 2017 was $9.4 million, or $0.36 per basic and diluted share, compared to $3.4 million, or $0.38 per basic and diluted share, for the same period of 2016. Loss from discontinued operations during the first quarter of 2017 includes accrual for a one-time $7.5 million civil payment settlement, which is accrued as of March 31, 2017 in current liabilities of discontinued operations, related to the oral agreement in principle with the USAO NJ and the DOJ. The final terms and details of this settlement are subject to change pending the completion and execution of a definitive settlement agreement among the Company and the USAO NJ and DOJ. The agreement is anticipated to be a global settlement encompassing any potential claims that might be made by state and federal agencies. There is no assurance that the Company will be able to complete a definitive settlement agreement on the final terms of the oral agreement in principle including its financial impact or any future adjustment to the financial statements.

Overall, net loss for the first quarter of 2017 was $11.7 million, or $0.45 per basic and diluted share, compared to net loss of $16.5 million, or $1.84 per basic and diluted share, for the same period of 2016.

Cash and Cash Equivalents

Galena had cash and cash equivalents of approximately $27.6 million as of March 31, 2017, compared with $18.1 million as of December 31, 2016. The increase of approximately $9.6 million in cash and cash equivalents from December 31, 2016 to March 31, 2017 was attributable primarily to $15.5 million in net proceeds from the issuance of common stock and warrants to purchase common stock from the Company’s equity financing completed in February 2017, and $4.5 million in redemptions of the debenture paid by the Company in shares of common stock which facilitated the release of restricted cash in the same amount. The increase was partially offset by $10.4 million used in operating activities. As of March 31, 2017, Galena had $13.2 million of restricted cash under the terms of the debenture.

FIRST QUARTER AND RECENT HIGHLIGHTS

Operational Highlights

Positive Interim Safety Data on the NeuVax™ (nelipepimut-S) Clinical Trial in Combination with Trastuzumab in High-Risk HER2 3+ Patients
A poster was presented on the NeuVax investigator-sponsored Phase 2 clinical trial in high-risk, HER2 3+ patients at the American Association for Cancer Research (AACR) Annual Meeting 2017 in Washington, DC.  The Phase 2 is a multi-center, prospective, randomized, single-blinded, placebo-controlled trial combining NeuVax and trastuzumab in the adjuvant setting to prevent recurrence in HER2-positive (HER2 3+) breast cancer patients. The poster, entitled, “Pre-specified interim analysis in a prospective, randomized phase II trial of trastuzumab vs trastuzumab + NeuVax to prevent breast cancer recurrence in HER2+ breast cancer patients,” presented the interim safety analysis that was initiated after enrollment of the 50th patient in the trial (vaccine group (VG) n=22, control group (CG) n=28). The analysis demonstrated that the agent is well tolerated with no increased cardiotoxicity associated with giving NeuVax in combination with trastuzumab.

Positive Final GALE-301 (E39) Phase 1/2a Clinical Trial Data
An oral presentation entitled, “Analysis of a Phase I/IIa Trial Assessing E39+GM-CSF, a Folate Binding Protein Vaccine, to Prevent Recurrence in Ovarian and Endometrial Cancer Patients” was given in March 2017 by Dr. Larry Maxwell at the Annual Meeting on Women’s Cancer 2017 hosted by the Society of Gynecologic Oncology. GALE-301 is a cancer immunotherapy consisting of a peptide derived from Folate Binding Protein (FBP) combined with the immune adjuvant, granulocyte macrophage-colony stimulating factor (GM-CSF) for the prevention of cancer recurrence in ovarian and endometrial cancer patients in the adjuvant setting. This final data from the early stage clinical trial demonstrated that GALE-301 is well tolerated and a statistically significant disease free survival was obtained in a small number of patients treated with the optimal dose.

Positive Outcome from the Data Safety Monitoring Board on the Two NeuVax Clinical Trials in Combination with Trastuzumab
In February 2017, Galena reported the results from a meeting of the DSMB for the two investigator-sponsored combination clinical trials with NeuVax plus trastuzumab. The DSMB reported that there are no safety concerns with either trial and neither was found to be futile. For the Phase 2b trial in patients with low-to-intermediate HER2 expression (HER2 1+/2+), n=242 patients were evaluated, and the recommendation from the DSMB is to continue the trial with one revision to the statistical analysis plan regarding the timing of the pre-specified interim analysis. Given the lengthy duration of enrollment for the trial, the DSMB determined that the pre-specified interim efficacy analysis be moved up from 12 months to 6 months after the last patient is enrolled. Completion of enrollment is expected in the second quarter of 2017; therefore, the DSMB expects to perform the interim efficacy analysis near the end of 2017. For the Phase 2 trial in high-risk, HER2 3+ patients, and per the trial protocol, the pre-specified interim safety analysis was also completed on n=50 patients and demonstrated that NeuVax is well tolerated with no increased cardiotoxicity associated with giving NeuVax in combination with trastuzumab. The recommendation from the DSMB is to continue the HER2 3+ trial unmodified.

Corporate Highlights

Settlement with the Securities and Exchange Commission
In December 2016, Galena and its former CEO, Mark Ahn, reached an agreement in principle to a proposed settlement that would resolve an investigation by the staff of the Securities and Exchange Commission (SEC) involving conduct in the period 2012-2014 regarding the commissioning of internet publications by outside promotional firms. On April 10, 2017, the SEC made an announcement that marks a formal conclusion to the SEC investigation for the Company.

Evaluation of Strategic Alternatives and Resignation of President and Chief Executive Officer
On January 31, 2017, Galena’s Board of Directors announced that it is in the process of engaging an outside advisor to evaluate strategic alternatives for the company focused on maximizing stockholder value. On March 9, 2017, it was announced that Canaccord Genuity, Inc. was engaged as the Company’s financial advisor to assist in the review process. Potential strategic alternatives that may be explored or evaluated as part of this review include continuing to advance the clinical programs as a stand-alone entity, a sale of the company, a business combination, a merger or reverse merger, and a license or other disposition of corporate assets of the company. There is no set timetable for this process and there can be no assurance that this process will result in a transaction. On January 31, 2017, the Company also announced the resignation of Mark W. Schwartz, Ph.D. as President and Chief Executive Officer and as a member of the board of directors of each of Galena Biopharma, Inc., Apthera, Inc. and Mills Pharmaceutical, LLC.

Appointed Interim Chief Executive Officer
Stephen F. Ghiglieri was appointed by the Board of Directors as Interim Chief Executive Officer, effective February 21, 2017. Mr. Ghiglieri will also continue to serve as the Company’s Chief Financial Officer, a position to which he was appointed in November 2016.

Closed a Public Offering of Common Stock and Warrants
On February 12, 2017, the Company closed the previously announced underwritten public offering of common stock and warrants. The net proceeds to Galena were approximately $15.5 million.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Amounts in thousands, except share and per share data)

	Quarter Ended March 31,
	2017	2016
Operating expenses:
Research and development	$2,362	$5,443
General and administrative	2,726	3,525
Total operating expenses	5,088	8,968
Operating loss	(5,088)	(8,968)
Non-operating income (expense):
Change in fair value of warrants potentially settleable in cash	3,892	(3,873)
Interest expense, net	(973)	(91)
Change in fair value of the contingent purchase price liability	(113)	(170)
Total non-operating income (expense), net	2,806	(4,134)
Loss from continuing operations	$(2,282)	$(13,102)
Discontinued operations
Loss from discontinued operations	(9,436)	(3,391)
Net loss	$(11,718)	$(16,493)
Net loss per common share:
Basic and diluted net loss per share, continuing operations	$(0.09)	$(1.46)
Basic and diluted net loss per share, discontinued operations	$(0.36)	$(0.38)
Basic and diluted net loss per share	$(0.45)	$(1.84)
Weighted-average common shares outstanding: basic and diluted	26,406,356	8,968,616

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(Amounts in thousands)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$27,640	$18,083
Restricted cash	13,590	18,022
Prepaid expenses and other current assets	449	581
Current assets of discontinued operations	367	813
Total current assets	42,046	37,499
Equipment and furnishings, net	173	199
In-process research and development	12,864	12,864
GALE-401 rights	9,255	9,255
Goodwill	5,898	5,898
Deposits	96	96
Total assets	$70,332	$65,811
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,163	$840
Accrued expense and other current liabilities	3,189	4,292
Litigation settlement payable	950	950
Fair value of warrants potentially settleable in cash	8,325	1,860
Current portion of long-term debt	12,597	16,397
Current liabilities of discontinued operations	10,045	6,059
Total current liabilities	36,269	30,398
Deferred tax liability, non-current	5,661	5,661
Contingent purchase price consideration, net of current portion	1,208	1,095
Total liabilities	43,138	37,154
Stockholders’ equity	27,194	28,657
Total liabilities and stockholders’ equity	$70,332	$65,811

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company developing hematology and oncology therapeutics that address unmet medical needs. Galena’s pipeline consists of multiple mid-to-late-stage clinical assets led by its hematology asset, GALE-401, and its novel cancer immunotherapy programs including NeuVax™ (nelipepimut-S) and GALE-301/GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward looking nature identify forward-looking statements for purposes of the federal securities laws and otherwise. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. There are or will be important factors that could cause actual results to differ materially from those indicated in these statements. These forward-looking statements include, but are not limited to, statements about the evaluation of strategic alternatives, the timetable for completing the evaluation of strategic alternatives, the progress of the development of Galena’s product candidates, patient enrollment in our clinical trials, the progress and timing of our development activities, Galena’s current and prospective financial condition, liquidity and access to capital, present or future licensing, collaborative or financing arrangements, expected outcomes with regulatory agencies, projected market opportunities for product candidates, future expectations, plans and prospects for the final agreements among the U.S. Attorney’s Office for the District of New Jersey (“USAO NJ”) and the Department of Justice (“DOJ”) and the Company, the settlement terms among USAO NJ, DOJ and the Company, the settlement of any claims that might be made by state agencies in the future, the settlement terms with federal agencies such as U.S. Department of Defense, the Office of Personnel Management, the Office of Inspector General for the U.S. Department of Health and Human Services, and other future events or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2016, most recent Quarterly Reports on Form 10-Q, current reports on Form 8-K, and the prospectus supplement filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com